STOCK PURCHASE EXTENSION AGREEMENT

Re: Stock Purchase Agreement dated April 1, 2013 between Hajime Abe whose address is 1-1-36, Nishiawasi, Higashiyodogawa-ku, Osaka-shi, Osaka 533-0031, Japan, ("Seller") and TOA HOLDINGS, INC. whose address is 1-1-36, Nishiawasi, Higashiyodogawa-ku, Osaka-shi, Osaka 533-0031, Japan ("Purchaser"); Hajime Abe and TOA HOLDINGS, INC.

The time for the performance of the above referenced Stock Purchase Agreement is extended from April 1, 2013 to July 6, 2013. The extension is necessary in order to receive and review the PCAOB audited financial statements for TOA SHOKO JAPAN CO., LTD. from our accountants Messineo and Company and to EDGARIZE the documents for filing with SEC.

In all other respects, the Stock Purchase Agreement is hereby ratified and confirmed.

This extension, executed in multiple counterparts, is intended to take effect as a sealed instrument.

Signed and sealed this 1st day of April, 2013

Seller: Hajime Abe

By: /s/ Hajime Abe

Purchaser: TOA HOLDINGS, INC.

By: /s/ Hajime Abe

Hajime Abe

President and Director